Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-133088

November 30, 2006

Final Term Sheet

For

Financing

of

NeoMagic Corporation

By reading the information contained within this document, the recipient agrees with NeoMagic Corporation and A.G. Edwards & Sons, Inc. to maintain in confidence such information, together with any other non-public information regarding NeoMagic Corporation obtained from NeoMagic Corporation, A.G. Edwards & Sons, Inc. or their agents during the course of the proposed financing and to comply with the recipient’s obligations under applicable U.S. and state securities laws.

A.G. Edwards & Sons, Inc.

NeoMagic Corporation (the “Company”) has filed a registration statement (Registration No. 333-133088, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement relating to this financing and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, A.G. Edwards & Sons, Inc. or any dealer participating in the offering will arrange to send you the base prospectus and any other offering documents if you request them by calling 1-314-955-3000.

CONFIDENTIAL SUMMARY OF TERMS AND CONDITIONS

This Confidential Summary of Terms and Conditions is not intended to be contractually binding, other than the cover sheet and the section entitled “Confidential Information,” and is subject in all respects (other than with respect to such section) to the execution of the Subscription Agreement.

Issuer:	NeoMagic Corporation, a Delaware corporation (the “Company”).

Securities Offered:	Up to 2,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and warrants (the “Warrants” and together with the Shares, the “Securities”) to purchase up to 1,250,000 shares of Common Stock, for a purchase price of $4.58 per Security (the “Offering”). The Shares and Warrants are immediately separable and will be issued separately. There is no minimum offering amount.

Warrants:	The Warrants may be exercised at any time after the one year anniversary of the closing (the “Closing”) of the offering (or earlier as provided by the terms of the Warrants) until the fifth anniversary of the Closing, however, if at the time the Company files its next annual report it meets the transaction requirements for a primary offering set forth in Section I.B.1 of the General Instructions to Form S-3, then the date the Warrants are first exercisable shall be accelerated to the date six months after the Closing. The exercise price of the Warrants shall be $5.20 per share. The Warrants shall have the rights, preferences, privileges and restrictions as set forth in the Form of Warrant attached as Exhibit B to the Subscription Agreement.

Purchase Price:	$4.58 per Security

Use of Proceeds to Company:	See Preliminary Prospectus Supplement

Subscription and Closing Date:	The Company and each investor participating in the Offering (each an “Investor” and collectively the “Investors”) shall execute a Subscription Agreement in substantially the form set forth herein. It is expected that the closing of the Offering shall occur, and the Securities shall be issued to the Investors and funds paid to the Company therefor, on or about December 6, 2006 (the “Closing Date”).

Risk Factors:	The Securities offered involve a high degree of risk. See the disclosure relating to the risks affecting the Company set forth in the prospectus supplement dated November 30, 2006, and the documents filed by the Company with the SEC under the Securities Exchange Act of 1934, as amended.

Nasdaq Global Market Symbol:	NMGC

Confidential Information:	The recipient of this Confidential Summary of Terms and Conditions and the materials attached hereto agrees with the Company and A.G. Edwards & Sons, Inc. to maintain in confidence this disclosed information, together with any other non-public information regarding the Company obtained from the Company, A.G. Edwards & Sons, Inc. or their agents during the course of the proposed Offering, and to comply with the recipient’s obligations under U.S. and state securities laws.

Placement Agent:	The Company has engaged A.G. Edwards & Sons, Inc. to act as placement agent in connection with the Offering. The placement agent will receive a fee equal to 6.0% of the gross proceeds from the sale of the Securities.

Form of Subscription Terms

NeoMagic Corporation

3250 Jay Street

Santa Clara, California 95054

Ladies and Gentlemen:

The undersigned (the “Investor”) hereby confirms and agrees with you as follows:

1. The subscription terms set forth herein (the “Subscription”) are made as of the date set forth below between NeoMagic Corporation, a Delaware corporation (the “Company”), and the Investor.

2. As of the Closing (as defined below) and subject to the terms and conditions hereof, the Company and the Investor agree that the Investor will purchase from the Company and the Company will issue and sell to the Investor (i) such number of shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”), and (ii) such number of Warrants to purchase Common Stock (the “Warrants” in the form attached hereto as Exhibit B, and together with the Shares, the “Securities”) as is set forth on the signature page hereto (the “Signature Page”) for a purchase price of $4.58 per Security. The Investor acknowledges that the offering is not a firm commitment underwriting and that there is no minimum offering amount.

3. The completion of the purchase and sale of the Securities shall occur at a closing (the “Closing”) that, in accordance with Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended, is expected to occur on or about December 6, 2006. At the Closing, (a) the Company shall cause its transfer agent to release to the Investor the number of Securities being purchased by the Investor and (b) the aggregate purchase price for the Securities being purchased by the Investor will be delivered by or on behalf of the Investor to the Company. The Investor shall settle the Shares via DWAC and the provisions set forth in Exhibit A hereto shall be incorporated herein by reference as if set forth fully herein.

4. The offering and sale of the Securities are being made pursuant to the Registration Statement and the Prospectus (as such terms are defined below). The Investor acknowledges that the Company intends to enter into subscriptions in substantially the same form as this Subscription with certain other investors and intends to offer and sell (the “Offering”) up to an aggregate of 2,500,000 shares of Common Stock and Warrants to purchase 1,250,000 shares of Common Stock pursuant to the Registration Statement and Prospectus. The Investor acknowledges and agrees that there is no minimum offering amount.

5. The Company has filed with the Securities and Exchange Commission (the “Commission”) a prospectus (the “Base Prospectus”) and a final prospectus supplement (collectively, the “Prospectus”) with respect to the registration statement (File No. 333-133088) reflecting the Offering, including all amendments thereto, the exhibits and any schedules thereto, the documents otherwise deemed to be a part thereof or included therein by the rules and regulations of the Commission (the “Rules and Regulations”) and any registration statement relating to the Offering and filed pursuant to Rule 462(b) under the Rules and Regulations (collectively, the “Registration Statement”), in conformity with the Securities Act of 1933, as amended (the “Securities Act”), including Rule 424(b) thereunder. The Investor hereby confirms that it has had full access to the Base Prospectus and the Company’s periodic reports and other information incorporated by reference therein, and was able to read, review, download and print such materials.

6. The Company has entered into a Placement Agency Agreement (the “Placement Agreement”), dated November 30, 2006 with A.G. Edwards & Sons, Inc. (the “Placement Agent”), which will act as the Company’s placement agent with respect to the Offering and receive a fee in connection with the sale of the Securities. The Placement Agreement contains certain representations and warranties of the Company. The Company acknowledges and agrees that the Investor may rely on the representations and warranties made by it to the Placement Agent in Section 3 of the Placement Agreement in the form attached hereto as Exhibit C, to the same extent as if such representations and warranties had been incorporated in full herein and made directly to the Investor. Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in the Placement Agreement.

7. The obligations of the Company and the Investor to complete the transactions contemplated by this Subscription shall be subject to the following:

a. The Company’s obligation to issue and sell the Securities to the Investor shall be subject to: (i) the receipt by the Company of the purchase price for the Securities being purchased hereunder as set forth on the Signature Page and (ii) the accuracy of the representations and warranties made by the Investor and the fulfillment of those undertakings of the Investor to be fulfilled prior to the Closing Date.

b. The Investor’s obligation to purchase the Securities will be subject to the condition that the Placement Agent shall not have: (i) terminated the Placement Agreement pursuant to the terms thereof or (ii) determined that the conditions to closing in the Placement Agreement have not been satisfied.

8. The Company hereby makes the following representations, warranties and covenants to the Investor:

a. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Subscription and otherwise to carry out its obligations hereunder. The execution and delivery of this Subscription by the Company and the consummation by it of the transactions contemplated hereunder have been duly authorized by all necessary action on the part of the Company. This Subscription has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

b. The Company shall (i) before the opening of trading on The Nasdaq Global Market on the next trading day after the date hereof, issue a press release, disclosing all material aspects of the transactions contemplated hereby and (ii) make such other filings and notices in the manner and time required by the Commission with respect to the transactions contemplated hereby. The Company shall not identify the Investor by name in any press release or public filing, or otherwise publicly disclose the Investor’s name, without the Investor’s prior written consent, unless required by law or the rules and regulations of any self-regulatory organization which the Company or its securities are subject.

9. The Investor hereby makes the following representations, warranties and covenants to the Company:

a. The Investor represents that (i) it has had full access to the Base Prospectus, the Prospectus Supplement and the Company’s periodic reports and other information incorporated by reference therein, prior to or in connection with its receipt of this Subscription, (ii) it is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the purchase of the Securities, and (iii) it does not have any agreement or understanding, directly or indirectly, with any person or entity to distribute any of the Securities.

b. The Investor has the requisite power and authority to enter into this Subscription and to consummate the transactions contemplated hereby. The execution and delivery of this Subscription by the Investor and the consummation by it of the transactions contemplated hereunder have been duly authorized by all necessary action on the part of the Investor. This Subscription has been executed by the Investor and, when delivered in accordance with the terms hereof, will constitute a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

c. The Investor understands that nothing in this Subscription or any other materials presented to the Investor in connection with the purchase and sale of the Securities constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Securities.

d. Neither the Investor nor any Person acting on behalf of, or pursuant to any understanding with or based upon any information received from, the Investor has, directly or indirectly, as of the date of this Subscription, engaged in any transactions in the securities of the Company (including, without limitation, any Short Sales involving the Company’s securities) since the earlier to occur of (i) the time that the Investor was first contacted by the Placement Agent or the Company with respect to the transactions contemplated hereby and (ii) the date that is the tenth (10th) trading day prior to the date of this Subscription. “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Investor covenants that neither it, nor any Person acting on behalf of, or pursuant to any understanding with or based upon any information received from, the Investor will engage in any transactions in the securities of the Company (including, without limitation, Short Sales) prior to the time that the transactions contemplated by this Subscription are publicly disclosed.

e. The Investor represents that, except as set forth below, (i) it has had no position, office or other material relationship within the past three years with the Company or persons known to it to be affiliates of the Company, (ii) it is not a, and it has no direct or indirect affiliation or association with any, NASD member or an Associated Person (as such term is defined under the NASD Membership and Registration Rules Section 1011) as of the date hereof, and (iii) neither it nor any group of investors (as identified in a public filing made with the Commission) of which it is a member, acquired, or obtained the right to acquire, 20% or more of the Common Stock (or securities convertible or exercisable for Common Stock) or the voting power of the Company on a post-transaction basis. Exceptions:

(If no exceptions, write “none.” If left blank, response will be deemed to be “none.”)

10. Notwithstanding any investigation made by any party to this Subscription, all covenants, agreements, representations and warranties made by the Company and the Investor herein will survive the execution of this Subscription, the delivery to the Investor of the Securities being purchased and the payment therefor.

11. If, at the time the Company files its Annual Report on Form 10-K for the fiscal year ended January 28, 2007 (the “Annual Report”), the Company does not meet the Transaction Requirements for a primary offering by the Company set forth in Section I.B.1. of the General Instructions to Form S-3 (or any equivalent successor provision), as interpreted by the staff of the Commission, thus rendering the Registration Statement and the Prospectus used to issue the Securities in the Offering ineffective, the Company shall, within ninety (90) days prior to the one-year anniversary of the Closing Date, prepare and file with the Commission a registration statement on an appropriate form (the “Resale Registration Statement”) in accordance with the Securities Act and the Exchange Act covering the resale of the shares of Common Stock underlying the Warrants. The Company shall use its reasonable efforts to have the Resale Registration Statement declared effective by the Commission as soon as possible after the initial filing, and in any event no later than sixty (60) days after the initial filing, and agrees to use its reasonable efforts to respond promptly to any Commission comments or questions regarding the Resale Registration Statement. The Company will maintain the effectiveness of the Resale Registration Statement from the date of the effectiveness of the Resale Registration Statement until the earlier to occur of (i) the expiration of the Warrants and (ii) the date all of the shares of Common Stock underlying the Warrants have been sold or may be sold pursuant to Rule 144(k) under the Securities Act.

12. This Subscription may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor.

13. In case any provision contained in this Subscription should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

14. This Subscription will be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction.

15. This Subscription may be executed in one or more counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one instrument, and will become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

16. The Investor acknowledges and agrees that such Investor’s receipt of the Company’s counterpart to this Subscription shall constitute written confirmation of the Company’s sale of Securities to such Investor.

17. In the event that the Placement Agreement is terminated by the Placement Agent pursuant to the terms thereof, this Subscription shall terminate without any further action on the part of the parties hereto.

INVESTOR SIGNATURE PAGE

Number of Shares:

Number of Warrants:

(such number to be equal to 50% of the number of Shares being purchased by the Investor)

Purchase Price Per Security: $

Aggregate Purchase Price: $

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Dated as of:                     , 2006

INVESTOR

By:

Print Name:

Title:

Name that Securities are to be registered:

Mailing Address:

Taxpayer Identification Number:

Manner of Settlement of the Shares: DWAC (see Exhibit A for explanation and instructions)

Agreed and Accepted this              day of                                  2006:

NEOMAGIC CORPORATION

By:
Title:

Sales of the Securities purchased hereunder were made pursuant to a registration statement or in a transaction in which a final prospectus would have been required to have been delivered in the absence of Rule 172 promulgated under the Securities Act.

EXHIBIT A

TO BE COMPLETED BY INVESTOR

SETTLING VIA DWAC

Delivery by electronic book-entry at The Depository Trust Company (“DTC”), registered in the Investor’s name and address as set forth on the Signature Page of the Subscription to which this Exhibit A is attached, and released by Computershare Investor Services, the Company’s transfer agent (the “Transfer Agent”), to the Investor at the Closing.

Name of DTC Participant (broker-dealer at which the account or accounts to be credited with the Shares are maintained)

DTC Participant Number

Name of Account at DTC Participant being credited with the Shares

Account Number at DTC Participant being credited with the Shares

NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THE SUBSCRIPTION TO WHICH THIS EXHIBIT A IS ATTACHED BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL:

(I)	DIRECT THE BROKER-DEALER AT WHICH THE ACCOUNT OR ACCOUNTS TO BE CREDITED WITH THE SHARES ARE MAINTAINED TO SET UP A DEPOSIT/WITHDRAWAL AT CUSTODIAN (“DWAC”) INSTRUCTING THE TRANSFER AGENT TO CREDIT SUCH ACCOUNT OR ACCOUNTS WITH THE SHARES, AND

(II)	REMIT BY WIRE TRANSFER THE AMOUNT OF FUNDS EQUAL TO THE AGGREGATE PURCHASE PRICE FOR THE SECURITIES BEING PURCHASED BY THE INVESTOR TO THE FOLLOWING ACCOUNT:

PNC Bank New Jersey

ABA#: 031207607

Account Name: Lowenstein Sandler PC Attorney Trust Account

Account #: 8025720131

Such funds shall be held in escrow pursuant to an escrow agreement entered into between Lowenstein Sandler PC (the “Escrow Agent”), the Placement Agent and the Company (the “Escrow Agreement”) until the Closing and delivered by the Escrow Agent on behalf of the Investor to the Company upon the satisfaction, in the sole judgment of the Placement Agent, of the conditions set forth in Section 7(b) of the Subscription to which this Exhibit A is attached. The Company and the Investor agree to indemnify and hold the Escrow Agent harmless from and against any and all losses, costs, damages, expenses and claims (including, without limitation, court costs and reasonable attorneys fees) (“Losses”) with

A-1

respect to the funds held in escrow pursuant hereto or arising under the Escrow Agreement, unless it is finally determined that such Losses resulted directly from the willful misconduct or gross negligence of the Escrow Agent. Anything in this paragraph to the contrary notwithstanding, in no event shall the Escrow Agent be liable for any special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

Investor acknowledges that the Escrow Agent acts as counsel to the Placement Agent, and shall have the right to continue to represent the Placement Agent, in any action, proceeding, claim, litigation, dispute, arbitration or negotiation in connection with the Offering, and Investor hereby consents thereto and waives any objection to the continued representation of the Placement Agent by the Escrow Agent in connection therewith based upon the services of the Escrow Agent under the Escrow Agreement, without waiving any duty or obligation the Escrow Agent may have to any other person.

A-2

EXHIBIT B

FORM OF WARRANT

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN SECTION 3 HEREOF.

NEOMAGIC CORPORATION

WARRANT

Warrant No.	Original Issue Date: December 6, 2006

NEOMAGIC CORPORATION, a Delaware corporation (the “Company”), hereby certifies that, for value received,                                      or its permitted registered assigns (the “Holder”), is entitled to purchase from the Company up to a total of                                                       shares of common stock, $0.001 par value (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price equal to $5.20 per share (as adjusted from time to time as provided herein, the “Exercise Price”), at any time and from time to time on or after the date occurring one year after the Closing Date (the “Anniversary Date”) (or earlier as provided in Section 4(a) hereof) and through and including December 6, 2011 (the “Expiration Date”), and subject to the following terms and conditions:

This Warrant is one of a series of warrants issued pursuant to that certain Securities Subscription Agreement, dated November 30, 2006, by and among the Company and the Purchasers identified therein (the “Purchase Agreement”). All such warrants are referred to herein, collectively, as the “Warrants.” The original issuance of the Warrants by the Company pursuant to the Purchase Agreement has been registered pursuant to a Registration Statement on Form S-3 (File No. 333-133088) (the “Registration Statement”).

1. Definitions. In addition to the terms defined elsewhere in this Warrant, capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Purchase Agreement.

2. List of Warrant Holders. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder (which shall include the initial Holder or, as the case may be, any registered assignee to which this Warrant is permissibly assigned hereunder from time to time). The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

3. List of Transfers; Restrictions on Transfer.

(a) This Warrant and the Warrant Shares are subject to the restrictions on transfer set forth in this Section 3.

(b) The Company shall register any such transfer of all or any portion of this Warrant in the Warrant Register, upon (i) surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Company at its address specified herein and (ii) delivery by the transferee of a written statement to the Company certifying that the transferee is an “accredited investor” as defined in Rule 501(a) under the Securities Act and making the representations and certifications set forth in Section 9(a) of the Purchase Agreement, to the Company at its address specified in the Purchase Agreement. Upon any such registration or transfer, a new Warrant to purchase Common Stock, in substantially the form of this Warrant (any such new Warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the New Warrant that the Holder has in respect of this Warrant.

(c) This Warrant may only be transferred to a transferee who is an “accredited investor.” In the event that the Registration Statement is not effective at any time that this Warrant is exercised and this Warrant is exercised for cash pursuant to Section 10(a), (i) the Warrant Shares issued upon such exercise shall be “restricted securities,” (ii) the stock certificate evidencing the Warrant Shares shall bear a restrictive legend referring to the Securities Act of 1933, and (iii) as a condition precedent to issuance of the Warrant Shares upon such exercise, the Holder shall be required to execute an investment representation statement in the form provided by the Company as evidence of the Holder’s qualifications to purchase Common Stock in a “private placement” that is exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

4. Exercise and Duration of Warrants.

(a) All or any part of this Warrant shall be exercisable by the registered Holder in any manner permitted by Section 10 of this Warrant at any time and from time to time on or after the Trigger Date (as defined in Section 4(c)) and through and including the Expiration Date. Subject to Section 11 hereof, at 5:00 p.m., New York City time, on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value and this Warrant shall be terminated and no longer outstanding. In addition, if cashless exercise would be permitted under Section 10(b) of this Warrant, then all or part of this Warrant may be exercised by the registered Holder utilizing such cashless exercise provisions at any time, or from time to time, on or after the date occurring six months after the Closing Date (the “Six-Month Date”) and through and including the Expiration Date.

(b) The Holder may exercise this Warrant by delivering to the Company (i) an exercise notice, in the form attached hereto (the “Exercise Notice”),

completed and duly signed, and (ii) if such Holder is not utilizing the cashless exercise provisions set forth in this Warrant, payment of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised. The date such items are delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.” The delivery by (or on behalf of) the Holder of the Exercise Notice and the applicable Exercise Price as provided above shall constitute the Holder’s certification to the Company that its representations contained in Section 9(a) of the Purchase Agreement are true and correct as of the Exercise Date as if remade in their entirety (or, in the case of any transferee Holder that is not a party to the Purchase Agreement, such transferee Holder’s certification to the Company that such representations are true and correct as to such assignee Holder as of the Exercise Date). The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.

(c) The term “Trigger Date” shall mean the Anniversary Date; provided, however, that if at the time that the Company files its Annual Report on Form 10-K for the fiscal year ending January 28, 2007, the Company meets the Transaction Requirements for a primary offering by the Company set forth in Section I.B.1. of the General Instructions to Form S-3 (or any equivalent successor provision), as interpreted by the staff of the Securities and Exchange Commission, then exercisability shall be accelerated and “Trigger Date” shall mean the Six-Month Date.

5. Delivery of Warrant Shares.

(a) Upon exercise of this Warrant, the Company shall promptly (but in no event later than three Trading Days after the Exercise Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate (provided that, if the Registration Statement is not then effective and the Holder directs the Company to deliver a certificate for the Warrant Shares in a name other than that of the Holder or an Affiliate of the Holder, it shall deliver to the Company on the Exercise Date an opinion of counsel reasonably satisfactory to the Company to the effect that the issuance of such Warrant Shares in such other name may be made pursuant to an available exemption from the registration requirements of the Securities Act and all applicable state securities or blue sky laws), a certificate for the Warrant Shares issuable upon such exercise, free of restrictive legends unless the Registration Statement is not then effective or the Warrant Shares are not freely transferable without volume restrictions pursuant to Rule 144(k) under the Securities Act. The Holder, or any Person permissibly so designated by the Holder to receive Warrant Shares, shall be deemed to have become the holder of record of such Warrant Shares as of the Exercise Date. If the Warrant Shares can be issued without restrictive legends, the Company shall, upon the written request of the Holder, use its best efforts to deliver, or cause to be delivered, Warrant Shares hereunder electronically through the Depository Trust and Clearing Corporation or another established clearing corporation performing similar functions, if available; provided, that, the Company may, but will not be required to, change its transfer agent if its current transfer agent cannot deliver Warrant Shares electronically through the Depository Trust and Clearing Corporation.

(b) If by the close of the third Trading Day after delivery of an Exercise Notice, the Company fails to deliver to the Holder a certificate representing the required number of Warrant Shares in the manner required pursuant to Section 5(a), and if after such third Trading Day and prior to the receipt of such Warrant Shares, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall, within three Trading Days after the Holder’s request and in the Holder’s sole discretion, either (1) pay in cash to the Holder an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Warrant Shares) shall terminate or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Warrant Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Warrant Shares, times (B) the closing bid price on the date of the event giving rise to the Company’s obligation to deliver such certificate.

(c) To the extent permitted by law, the Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance that might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

6. Charges, Taxes and Expenses. Issuance and delivery of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

7. Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity (which shall not include a surety bond), if requested. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe. If a New Warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver such mutilated Warrant to the Company as a condition precedent to the Company’s obligation to issue the New Warrant.

8. Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares that are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 9). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.

9. Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

(a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b) Pro Rata Distributions. If the Company, at any time while this Warrant is outstanding, distributes to all holders of Common Stock for no consideration (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case, “Distributed Property”), then, upon any exercise of this Warrant that occurs after the record date fixed for determination of stockholders entitled to receive such distribution, the Holder shall be entitled to receive, in addition to the Warrant Shares otherwise issuable upon such exercise (if applicable), the Distributed Property that such Holder would have been entitled to receive in respect of such number of Warrant Shares had the Holder been the record holder of such Warrant Shares immediately prior to such record date.

(c) Fundamental Transactions. If, at any time while this Warrant is outstanding (i) the Company effects any merger or consolidation of the Company with or into another Person, in which the shareholders of the Company as of immediately prior to the transaction own less than a majority of the outstanding stock of the surviving entity, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (each, a “Fundamental Transaction”), then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant (the “Alternate Consideration”). The Company shall not effect any such Fundamental Transaction unless prior to or simultaneously with the consummation thereof, any successor to the Company, surviving entity or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the Holder, such Alternate Consideration as, in accordance with the foregoing provisions, the Holder may be entitled to purchase, and the other obligations under this Warrant. The provisions of this paragraph (c) shall similarly apply to subsequent transactions analogous to a Fundamental Transaction.

(d) Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to paragraph (a) of this Section 9, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(e) Subsequent Equity Sales.

(i) Except as provided in subsection (e)(iii) hereof, if and whenever the Company shall issue or sell, or is, in accordance with any of subsections (e)(ii)(l) through (e)(ii)(4) hereof, deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share less than the Exercise Price in effect immediately prior to the time of such issue or sale, then and in each such case (a “Trigger Issuance”) the then-existing Exercise Price shall be reduced, as of the close of business on the effective date of the Trigger Issuance, to a price determined as follows:

Adjusted Exercise Price =	(A x B) + D
A+C

where

“A” equals the number of shares of Common Stock outstanding, including Additional Shares of Common Stock (as defined below) deemed to be issued hereunder, immediately preceding such Trigger Issuance;

“B” equals the Exercise Price in effect immediately preceding such Trigger Issuance;

“C” equals the number of Additional Shares of Common Stock issued or deemed issued hereunder as a result of the Trigger Issuance; and

“D” equals the aggregate consideration, if any, received or deemed to be received by the Company upon such Trigger Issuance;

provided, however, that in no event shall the Exercise Price after giving effect to such Trigger Issuance be greater than the Exercise Price as of immediately prior to such Trigger Issuance.

For purposes of this subsection (e), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this subsection (e), other than Excluded Issuances (as defined in subsection (e)(iii) hereof).

(ii) For purposes of this subsection 9(e), the following subsections (e)(ii)(l) to (e)(ii)(4) shall also be applicable:

(1) Issuance of Rights or Options. In case at any time the Company shall in any manner grant (directly and not by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus (y) the aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (z), in the case of such Options that relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Exercise Price in effect immediately prior to the time of the granting of such Options, then the total number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Exercise Price. Except as otherwise provided in subsection 9(e)(ii)(3), no adjustment of the Exercise Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

(2) Issuance of Convertible Securities. In case the Company shall in any manner issue (directly and not by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus (y) the aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Exercise Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Exercise Price, provided that (a) except as otherwise provided in subsection 9(e)(ii)(3), no adjustment of the Exercise Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (b) no further adjustment of the Exercise Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Exercise Price have been made pursuant to the other provisions of subsection 9(e).

(3) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subsection 9(e)(ii)(l) hereof, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subsections 9(e)(ii)(l) or 9(e)(ii)(2), or the rate at which Convertible Securities referred to in subsections 9(e)(ii)(l) or 9(e)(ii)(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Exercise Price in effect at the time of such event shall forthwith be readjusted to the Exercise Price that would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the termination of any Option for which any adjustment was made pursuant to this subsection 9(e) or any right to convert or exchange Convertible Securities for which any adjustment was made pursuant to this subsection 9(e) (including without limitation upon the redemption or purchase for consideration of such Convertible Securities by the Company), the Exercise Price then in effect hereunder shall forthwith be changed to the Exercise Price that would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

(4) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the gross amount received by the Company therefor. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Company. If Common Stock, Options or Convertible Securities shall be issued or sold by the Company and, in connection therewith, other Options or Convertible Securities (the “Additional Rights”) are issued, then the consideration received or deemed to be received by the Company shall be reduced by the fair market value of the Additional Rights (as determined using the Black-Scholes option pricing model or another method mutually agreed to by the Company and the Holder). The Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the Holders as to the fair market value of the Additional Rights. In the event that the Board of Directors of the Company and the Holder are unable to agree upon the fair market value of the Additional Rights, the Company and the Holder shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne evenly by the Company and the Holder.

(iii) Notwithstanding the foregoing, no adjustment will be made under this paragraph (e) in respect of: (i) the issuance of securities upon the exercise or conversion of any Common Stock or Common Stock Equivalents issued by the Company prior to the date hereof, (ii) the grant of options, warrants, Common Stock or other Common Stock Equivalents under any duly authorized Company stock option, restricted stock plan or stock purchase plan, whether now existing or hereafter approved by the Company and its stockholders, and the issuance of Common Stock in respect thereof, (iii) the issuance of securities in connection with a Strategic Transaction, (iv) the issuance of securities to vendors, or (v) the issuance of securities in a transaction described in Section 9(a) or 9(b). For purposes of this paragraph, a “Strategic Transaction” means a transaction or relationship in which (1) the Company issues shares of Common Stock to a Person that the Board of Directors of the Company determined in good faith is, itself or through its Subsidiaries, an operating company in a business synergistic with the business of the Company (or a shareholder thereof) and (2) the Company expects to receive benefits in addition to the investment of funds, but shall not include (x) a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to a Person whose primary business is investing in securities or (y) issuances to lenders.

(iv) Upon any adjustment to the Exercise Price pursuant to Section 9(e)(i) above, the number of Warrant Shares purchasable hereunder shall be adjusted by multiplying such number by a fraction, the numerator of which shall be the Exercise Price in effect immediately prior to such adjustment and the denominator of which shall be the Exercise Price in effect immediately thereafter. Notwithstanding any other provisions in this Section 9 to the contrary, the Exercise Price shall in no event be reduced to a price less than $4.58 per share (subject to adjustment pursuant to Section 9(a) above). This provision shall not restrict the number of shares of Common Stock that a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a transaction contemplated by Section 9 of this Warrant.

(f) Calculations. All calculations under this Section 9 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(g) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will, at the written request of the Holder, promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s Transfer Agent.

(h) Notice of Corporate Events. If, while this Warrant is outstanding, the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then, except if such notice and the contents thereof shall be deemed to constitute material non-public information, the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction at least 10 Trading Days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all reasonable steps to give Holder the practical opportunity to exercise this Warrant prior to such time; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

10. Payment of Exercise Price. The Holder may pay the Exercise Price in one of the following manners:

(a) Cash Exercise. The Holder may deliver immediately available funds; or

(b) Cashless Exercise. If an Exercise Notice is delivered at a time when the Registration Statement (or, in lieu thereof, a resale registration statement on Form S-3 covering the resale of the Warrant Shares) is not then effective, then the Holder may notify the Company in an Exercise Notice of its election to utilize cashless exercise, in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y [(A-B)/A]

where:

X = the number of Warrant Shares to be issued to the Holder.

Y = the number of Warrant Shares with respect to which this Warrant is being exercised.

A = the average of the Closing Prices for the five Trading Days immediately prior to (but not including) the Exercise Date.

B = the Exercise Price.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued.

11. Limitations on Exercise. Notwithstanding anything to the contrary contained herein, the number of Warrant Shares that may be acquired by the Holder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 9.999% (the “Maximum Percentage”) of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each delivery of an Exercise Notice hereunder will constitute a representation by the Holder that it has evaluated the limitation set forth in this Section and determined that issuance of the full number of Warrant Shares requested in such Exercise Notice is permitted under this Section. The Company’s obligation to issue shares of Common Stock in excess of the limitation referred to in this Section shall be suspended (and, except as provided below, shall not terminate or expire notwithstanding any contrary provisions hereof) until such time, if any, as such shares of Common Stock may be issued in compliance with such limitation; provided, that, if, as of 5:00 p.m., New York City time, on the Expiration Date, the Company has not received written notice that the shares of Common Stock may be issued in compliance with such limitation, the Company’s obligation to issue such shares shall terminate. This provision shall not restrict the number of shares of Common Stock that a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a Fundamental Transaction as contemplated in Section 9 of this Warrant. By written notice to the Company, the Holder may waive the provisions of this Section but any such waiver will not be effective until the 61st day after such notice is delivered to the Company, nor will any such waiver effect any other Holder. This provision shall not apply to Holders who as of the Closing Date beneficially own in excess of 10% of the total number of issued and outstanding shares of Common Stock.

12. No Fractional Shares. No fractional Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares that would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the closing price of one Warrant Share as reported by the applicable Trading Market on the Exercise Date.

13. Notices. Any and all notices or other communications or deliveries hereunder (including, without limitation, any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section at or prior to 5:00 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:00 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such notices or communications shall be: if to the Company, to NeoMagic Corporation, 3250 Jay Street, Santa Clara, California 95054 Attn: Chief Financial Officer or to facsimile number (408) 988-7030 (or such other address as the Company shall indicate in writing in accordance with this Section) or (ii) if to the Holder, to the address or facsimile number appearing on the Warrant Register (or such other address as the Company shall indicate in writing in accordance with this Section).

14. Warrant Agent. The Company shall serve as warrant agent under this Warrant. Upon 30 days’ notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

15. Miscellaneous.

(a) This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant. This Warrant may be amended only in writing signed by the Company and the Holder, or their successors and assigns.

(b) All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of this Warrant and the transactions herein contemplated (“Proceedings”) (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be commenced exclusively in the New York Courts. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any New York Court, or that such Proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Warrant or the transactions contemplated hereby. If either party shall commence a Proceeding to enforce any provisions of this Warrant, then the prevailing party in such Proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

(c) The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(d) In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

(e) Prior to exercise of this Warrant, the Holder hereof shall not, by reason of by being a Holder, be entitled to any rights of a stockholder with respect to the Warrant Shares

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK,

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

NEOMAGIC CORPORATION

By:
Name:	Scott Sullinger
Title:	Chief Financial Officer

EXERCISE NOTICE

NeoMagic Corporation

WARRANT NO.          DATED DECEMBER 6, 2006

Ladies and Gentlemen:

(1) The undersigned hereby elects to exercise the above-referenced Warrant with respect to                      shares of Common Stock. Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Warrant.

(2)	The Holder intends that payment of the Exercise Price shall be made as (check one):

☐	Cash Exercise under Section 10(a)

☐	Cashless Exercise under Section 10(b)

(3) If the Holder has elected a Cash Exercise, the holder shall pay the sum of $                     to the Company in accordance with the terms of the Warrant.

(4) Pursuant to this Exercise Notice, the Company shall deliver to the Holder the number of Warrant Shares determined in accordance with the terms of the Warrant.

(5) By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company that in giving effect to the exercise evidenced hereby the Holder will not beneficially own in excess of the number of shares of Common Stock (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934) permitted to be owned under Section 11 of this Warrant to which this notice relates.

HOLDER:

(Print name)

By:

Title:

WARRANT ORIGINALLY ISSUED DECEMBER 6, 2006

WARRANT NO.

FORM OF ASSIGNMENT

To be completed and signed only upon transfer of Warrant

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                      the right represented by the within Warrant to purchase                      shares of Common Stock to which the within Warrant relates and appoints                              attorney to transfer said right on the books of the Company with full power of substitution in the premises.

Dated:	TRANSFEROR:

(Print Name)

By:

Title:

TRANSFEREE:

(Print Name)

(Address of Transferee)

In the presence of:

EXHIBIT C

FORM OF REPRESENTATIONS AND WARRANTIES

(i) At the time of filing the Registration Statement on Form S-3 (File No. 333-133088), the Company met the requirements for use of Form S-3 under the 1933 Act for a primary offering. A Registration Statement on Form S-3 (Registration No. 333-133088) with respect to the Securities, including a base prospectus (the “Base Prospectus”), and such amendments to such registration statement as may have been required to the date of this Agreement, has been carefully prepared by the Company pursuant to and in conformity with the requirements of the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations thereunder (the “1933 Act Rules and Regulations”) of the Securities and Exchange Commission (the “SEC”) and has been filed with the SEC under the 1933 Act. Such registration statement has been declared effective by the SEC. Copies of such registration statement, including any amendments thereto, each related preliminary prospectus (meeting the requirements of Rule 430, 430A or 430B of the 1933 Act Rules and Regulations) contained therein, and the exhibits, financial statements and schedules thereto have heretofore been delivered by the Company to the Placement Agent. A final prospectus supplement containing information permitted to be omitted at the time of effectiveness by Rule 430A or 430B of the 1933 Act Rules and Regulations will be filed promptly by the Company with the SEC in accordance with Rule 424(b) of the 1933 Act Rules and Regulations. The term “Registration Statement” as used herein means the registration statement as amended at the time it became effective by the SEC under the 1933 Act (the “Effective Date”), including financial statements, all exhibits and all documents incorporated by reference therein and, if applicable, the information deemed to be included by Rule 430A or 430B of the 1933 Act Rules and Regulations. If an abbreviated registration statement is prepared and filed with the SEC in accordance with Rule 462(b) under the 1933 Act (an “Abbreviated Registration Statement”), the term “Registration Statement” as used in this Agreement includes the Abbreviated Registration Statement. The term “Prospectus” as used herein means, together with the Base Prospectus, (i) the final prospectus supplement as first filed with the SEC pursuant to Rule 424(b) of the 1933 Act Rules and Regulations, or (ii) if no such filing is required, the form of final prospectus included in the Registration Statement at the Effective Date, including, in each case, the documents incorporated by reference therein. The term “Preliminary Prospectus” as used herein shall mean a preliminary prospectus as contemplated by Rule 430, 430A or 430B of the 1933 Act Rules and Regulations included at any time in the Registration Statement, including the Base Prospectus and any preliminary prospectus supplement, and including in each case the documents incorporated by reference therein. The term “Free Writing Prospectus” as used herein shall have the meaning set forth in Rule 405 of the 1933 Act. The term “Issuer Free Writing Prospectus” as used herein shall have the meaning set forth in Rule 433 of the 1933 Act Rules and Regulations. The term “Disclosure Package” as used herein shall mean the Preliminary Prospectus as most recently amended or supplemented prior to the Initial Time of Sale (as defined below) together with the Issuer Free Writing Prospectuses identified in Schedule I hereto, if any, and any other Free Writing Prospectus that the parties hereto shall hereafter expressly agree to treat as part of the Disclosure Package. The Preliminary Prospectus, if any, any Issuer Free Writing Prospectus required to be filed pursuant to Rule 433(d) of the 1933 Act Rules and Regulations and the Prospectus delivered to the Placement Agent for use in connection with the offering of the Securities have been and will be identical to the respective versions thereof transmitted to the SEC for filing via the Electronic Data Gathering Analysis and Retrieval System (“EDGAR”), except to the extent permitted by Regulation S-T. For purposes of this Agreement, the words “amend,” “amendment,” “amended,” “supplement” or “supplemented” with respect to the Registration Statement, the Prospectus, any Free Writing Prospectus or the Disclosure Package shall mean amendments or supplements to the Registration Statement, the Prospectus, any Free Writing Prospectus or the Disclosure Package, as the case may be, as well as documents filed after the date of this Agreement and prior to the completion of the distribution of the Securities and incorporated by reference therein as described above.

(ii) Neither the SEC nor any state or other jurisdiction or other regulatory body has issued, and neither is, to the knowledge of the Company, threatening to issue, any stop order under the 1933 Act or other order suspending the effectiveness of the Registration Statement (as amended or supplemented) or preventing or suspending the use of any Preliminary Prospectus, Issuer Free Writing Prospectus, the Disclosure Package or the Prospectus or suspending the qualification or registration of the Securities for offering or sale in any jurisdiction nor instituted or, to the knowledge of the Company, threatened to institute proceedings for any such purpose. The Preliminary Prospectus at its date of issue and as of 5:00 p.m. Eastern Standard Time on the date hereof (the “Initial Time of Sale”), the Registration Statement at each effective date and the Initial Time of Sale, and the Prospectus and any amendments or supplements thereto or to the Registration Statement when they are filed with the SEC or become effective, as the case may be, contain or will contain, as the case may be, all statements that are required to be stated therein by, and in all material respects conform or will conform, as the case may be, to the requirements of, the 1933 Act and the 1933 Act Rules and Regulations. Neither the Registration Statement nor any amendment thereto, as of the applicable effective date, contains or will contain, as the case may be, any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading. Neither the Preliminary Prospectus, the Prospectus nor any supplement thereto contains or will contain, as the case may be, any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the Disclosure Package nor any supplement thereto, at the Initial Time of Sale, contains or will contain, as the case may be, any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty as to information contained in or omitted from the Registration Statement, the Disclosure Package or the Prospectus, or any such amendment or supplement, in reliance upon, and in conformity with, written information furnished to the Company relating to the Placement Agent by or on behalf of the Placement Agent expressly for use in the preparation thereof (as provided in Section 12 hereof). There is no contract, agreement, understanding or arrangement, whether written or oral, or document required to be described in the Registration Statement, Disclosure Package or Prospectus or to be filed as an exhibit to the Registration Statement that is not described or filed as required. The documents incorporated by reference in the Disclosure Package or the Prospectus at the time they were filed with the SEC, complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “1934

Act”), and the rules and regulations adopted by the SEC thereunder (the “1934 Act Rules and Regulations”). Any future documents incorporated by reference so filed, when they are filed, will comply in all material respects with the requirements of the 1934 Act and the 1934 Act Rules and Regulations; no such incorporated document contained or will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and, when read together and with the other information in each of the Disclosure Package and the Prospectus, at the time the Registration Statement became effective, at the Initial Time of Sale and at the Closing Date, each such incorporated document did not or will not, as the case may be, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(iii) The Company is eligible to use Issuer Free Writing Prospectuses in connection with the offering of the Securities pursuant to Rules 164 and 433 of the 1933 Act. Any Issuer Free Writing Prospectus that the Company is required to file pursuant to Rule 433(d) of the 1933 Act Rules and Regulations has been, or will be, timely filed with the SEC in accordance with the requirements of the 1933 Act Rules and Regulations. Each Issuer Free Writing Prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) of the 1933 Act or that was prepared by or on behalf of or used by the Company complies or will comply in all material respects with the requirements of the 1933 Act Rules and Regulations, including but not limited to legending and recordkeeping requirements. Except for the Issuer Free Writing Prospectuses, if any, identified in Schedule I hereto, the Company has not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to any Free Writing Prospectus. Each Issuer Free Writing Prospectus, as of its issue date and at all times through the completion of the offering and sale of the Securities, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement. The Company filed the Registration Statement with the SEC before using any Free Writing Prospectus. The Company has satisfied and will satisfy the conditions of Rule 433 of the 1933 Act Rules and Regulations such that any electronic road show need not be filed with the SEC.

(iv) This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general principles of equity (the “Exceptions”).

(v) The Company and its Subsidiaries have been duly organized and are validly existing as corporations in good standing under the laws of the states or other jurisdictions in which they are incorporated, with full power and authority (corporate and other) to own, lease and operate their properties and conduct their businesses as described in each of the Disclosure Package and the Prospectus and, with respect to the Company, to execute and deliver, and perform the Company’s obligations under, this Agreement; the Company and its Subsidiaries are duly qualified to do business as foreign corporations in good standing in each state or other jurisdiction in which their ownership or leasing of property or conduct of business legally requires such qualification, except where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect. The term “Material Adverse Effect” as used herein means any material adverse effect on the condition (financial or other), net worth, business, affairs, management, prospects, results of operations or cash flow of the Company and its Subsidiaries, taken as a whole. The Company has no significant subsidiaries (as such term is defined in Rule 1-02(w) of Regulation S-X promulgated by the Commission) other than those Subsidiaries listed on Schedule II hereto (the “Subsidiaries”).

(vi) Neither the Company nor any of its Subsidiaries has sustained since the date of the latest audited financial statements included or incorporated by reference in the Disclosure Package any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree. otherwise than as set forth in each of the Disclosure Package and the Prospectus and, since the respective dates as of which information is given in the Disclosure Package, there has not been any change in the capital stock or long-term debt of the Company or any of its Subsidiaries or any Material Adverse Change, or any development involving a prospective Material Adverse Change, otherwise than as set forth in each of the Disclosure Package and the Prospectus. The term “Material Adverse Change” as used herein means any change that has a Material Adverse Effect.

(vii) The issuance and sale of the Securities and the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions herein contemplated, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Company or any of its Subsidiaries under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the properties or assets of the Company or any of its Subsidiaries is subject, except to such extent as, individually or in the aggregate, does not have a Material Adverse Effect, nor will such action result in any violation of the provisions of the Company’s certificate of incorporation or bylaws or any statute, rule, regulation or other law, or any order or judgment, of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the execution, delivery and performance of this Agreement, the issuance and sale of the Securities or the consummation of the transactions contemplated hereby, except such as have been, or will be prior to the Closing Date, obtained under the 1933 Act or as may be required by the National Association of Securities Dealers, Inc. (the “NASD”) and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or blue sky laws in connection with the purchase and distribution of the Securities to the Investors.

(viii) The Company has duly and validly authorized capital stock as set forth in each of the Disclosure Package and Prospectus; all outstanding shares of Common Stock of the Company and the Securities conform, or when issued will conform, to the description thereof in the Prospectus and have been, or, when issued and paid for in the manner described herein will be, duly authorized, validly issued, fully paid and non-assessable; and the issuance of the Securities to be purchased from the Company hereunder is not subject to preemptive or other similar rights, or any restriction upon the voting or transfer thereof pursuant to applicable law or the Company’s certificate of incorporation, by-laws or governing documents or any agreement to which the Company or any of its Subsidiaries is a party or by which any of them may be bound. All corporate action required to be taken by the Company for the authorization, issuance and sale of the Securities has been duly and validly taken. Except as disclosed in each of the Disclosure Package and Prospectus, there are no outstanding subscriptions, rights, warrants, options, calls, convertible securities, commitments of sale or rights related to or entitling any person to purchase or otherwise to acquire any shares of, or any security convertible into or exchangeable or exercisable for, the capital stock of, or other ownership interest in, the Company, except for such options or rights as may have been granted by the Company to employees or directors pursuant to its stock option or stock purchase plans. The outstanding shares of capital stock of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Company free and clear of any mortgage, pledge, lien, encumbrance, charge or adverse claim and are not the subject of any agreement or understanding with any person and were not issued in violation of any preemptive or similar rights; and there are no outstanding subscriptions, rights, warrants, options, calls, convertible securities, commitments of sale or instruments related to or entitling any person to purchase or otherwise acquire any shares of, or any security convertible into or exchangeable or exercisable for, the capital stock of, or other ownership interest in any of the Subsidiaries.

(ix) The statements set forth in each of the Disclosure Package and the Prospectus describing the Securities and this Agreement, insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate, complete and fair.

(x) Each of the Company and its Subsidiaries is in possession of and is operating in compliance with all franchises, grants, authorizations, licenses, certificates, permits, easements, consents, orders and approvals (“Permits”) from all state, federal, foreign and other regulatory authorities, and has satisfied the requirements imposed by regulatory bodies, administrative agencies or other governmental bodies, agencies or officials, that are required for the Company and its Subsidiaries lawfully to own, lease and operate their properties and conduct their businesses as described in each of the Disclosure Package and the Prospectus, and each of the Company and its Subsidiaries is conducting its business in compliance with all of the laws, rules and regulations of each jurisdiction in which it conducts its business, in each case with such exceptions, individually or in the aggregate, as would not have a Material Adverse Effect; each of the Company and its Subsidiaries has filed all notices, reports, documents or other information (“Notices”) required to be filed under applicable laws, rules and regulations, in each case, with such exceptions, individually or in the aggregate, as would not have a Material Adverse Effect; and, except as otherwise specifically described in each of the Disclosure Package and the Prospectus, neither the Company nor any of its Subsidiaries has received any notification from any court or governmental body, authority or agency, relating to the revocation or modification of any such Permit or to the effect that any additional authorization, approval, order, consent, license, certificate, permit, registration or qualification (“Approvals”) from such regulatory authority is needed to be obtained by any of them, in any case where it could be reasonably expected that obtaining such Approvals or the failure to obtain such Approvals, individually or in the aggregate, would have a Material Adverse Effect.

(xi) The Company and its Subsidiaries have filed all necessary federal, state and foreign income and franchise tax returns and paid all taxes shown as due thereon; all such tax returns are complete and correct in all material respects; all tax liabilities are adequately provided for on the books of the Company and its Subsidiaries except to such extent as would not have a Material Adverse Effect; the Company and its Subsidiaries have made all necessary payroll tax payments; and the Company and its Subsidiaries have no knowledge of any tax proceeding or action pending or threatened against the Company or its Subsidiaries that, individually or in the aggregate, might have a Material Adverse Effect.

(xii) Except as described in each of the Disclosure Package and the Prospectus, the Company and its Subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent licenses, trademarks, service marks and trade names necessary to conduct the business now operated by them, and neither the Company nor any of its Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any patents, patent licenses, trademarks, service marks or trade names that, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

(xiii) The Company and its Subsidiaries have good and marketable title in fee simple to all items of real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances, restrictions and defects except such as are described in each of the Disclosure Package and the Prospectus or do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property; and any property held under lease or sublease by the Company or any of its Subsidiaries is held under valid, subsisting and enforceable leases or subleases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries; and neither the Company nor any of its Subsidiaries has any notice or knowledge of any material claim of any sort that has been, or may be, asserted by anyone adverse to the Company’s or any of its Subsidiaries rights as lessee or sublessee under any lease or sublease described above, or affecting or questioning the Company’s or any of its Subsidiaries’ rights to the continued possession of the leased or subleased premises under any such lease or sublease in conflict with the terms thereof.

(xiv) Except as described in each of the Disclosure Package and the Prospectus, there is no pending action, suit or other proceeding involving the Company or any of its Subsidiaries or any of their material assets for any failure of the Company or any of its Subsidiaries, or any predecessor thereof, to comply with any requirements of federal, state or local regulation relating to air, water, solid waste management, hazardous or toxic substances, or the protection of health, safety or the environment. Except as described in each of the Disclosure Package and the Prospectus, none of the property owned or leased by the Company or any of its Subsidiaries is, to the best knowledge of the Company, contaminated with any waste or hazardous or toxic substances, and neither the Company nor any of its Subsidiaries may be deemed an “owner or operator” of a “facility” or “vessel” that owns, possesses, transports, generates or disposes of a “hazardous substance” as those terms are defined in §9601 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq.

(xv) No labor disturbance exists with the employees of the Company or any of its Subsidiaries or is imminent that, individually or in the aggregate, would have a Material Adverse Effect. None of the employees of the Company or any of its Subsidiaries is represented by a union and, to the best knowledge of the Company and its Subsidiaries, no union organizing activities are taking place. Neither the Company nor any of its Subsidiaries has violated any federal, state or local law or foreign law relating to discrimination in hiring, promotion or pay of employees, nor any applicable wage or hour laws, or the rules and regulations thereunder, or analogous foreign laws and regulations, that might, individually or in the aggregate, result in a Material Adverse Effect.

(xvi) The Company and its Subsidiaries are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company and its Subsidiaries would have any liability; the Company and its Subsidiaries have not incurred and do not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the Company or any of its Subsidiaries would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects, and nothing has occurred, whether by action or by failure to act, that would cause the loss of such qualification.

(xvii) The Company and its Subsidiaries maintain insurance of the types and in the amounts generally deemed adequate for its business, including, but not limited to, directors’ and officers’ insurance, insurance covering real and personal property owned or leased by the Company and its Subsidiaries against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, all of which insurance is in full force and effect. Neither the Company nor any of its Subsidiaries has been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it and its Subsidiaries will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

(xviii) Neither the Company nor any of its Subsidiaries is, or with the giving of notice or lapse of time or both would be, in default or violation with respect to its certificate of incorporation or by-laws. Neither the Company nor any of its Subsidiaries is, or with the giving of notice or lapse of time or both would be, in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any material indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the properties or assets of the Company or any of its Subsidiaries is subject, or in violation of any statutes, laws, ordinances or governmental rules or regulations or any orders or decrees to which it is subject, including, without limitation, Section 13 of the 1934 Act, which default or violation, individually or in the aggregate, would have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has, at any time during the past five years, (A) made any unlawful contributions to any candidate for any political office, or failed fully to disclose any contribution in violation of law, or (B) made any payment to any state, federal or foreign government official, or other person charged with similar public or quasi-public duty (other than payment required or permitted by applicable law).

(xix) Other than as set forth in each of the Disclosure Package and the Prospectus, there are no legal or governmental proceedings pending to which the Company or any of its Subsidiaries is a party or of which any property of the Company or any of its Subsidiaries is the subject that, if determined adversely to the Company or any of its Subsidiaries, would individually or in the aggregate have a Material Adverse Effect or that would materially and adversely affect the consummation of the transactions contemplated hereby or that is required to be disclosed in each of the Disclosure Package or the Prospectus; to the best of the Company’s knowledge, no such proceedings are threatened or contemplated.

(xx) The Company is not and, after giving effect to the offering and sale of the Securities, will not be a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended (the “1935 Act”).

(xxi) The Company is not and, after giving effect to the offering and sale of the Securities, will not be an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended (the “1940 Act”).

(xxii) At the earliest time after the filing of the Registration Statement at which the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(a)(2) of the 1933 Act Rules and Regulations) and as of the date hereof, the Company was not and is not an “ineligible issuer” as such term is defined in Rule 405 of the 1933 Act Rules and Regulations, without taking account of any determination by the SEC that it is not necessary that the Company be considered an “ineligible issuer.”

(xxiii) Stonefield Josephson Inc., the accounting firm that has certified the financial statements filed with or incorporated by reference in and as a part of the Registration Statement, is an independent registered public accounting firm within the meaning of the 1933 Act and the 1933 Act Rules and Regulations and the rules and regulations of the Public Company Accounting Oversight Board (“PCAOB”) of the United States. The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (1) transactions are executed in accordance with management’s general or specific authorization; (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (3) access to assets is permitted only in accordance with management’s general or specific authorization; and (4) the recorded accounts for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect thereto. The consolidated financial statements and schedules of the Company, including the notes thereto, filed with (or incorporated by reference) and as a part of the Registration Statement, Disclosure Package or Prospectus, are accurate in all material respects and present fairly the financial condition of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and changes in financial position and consolidated statements of cash flow for the respective periods covered thereby, all in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved except as otherwise disclosed therein. All adjustments necessary for a fair presentation of results for such periods have been made. The selected financial data included or incorporated by reference in the Registration Statement, Disclosure Package and Prospectus present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements. Any operating or other statistical data included or incorporated by reference in the Registration Statement, Disclosure Package and Prospectus comply in all material respects with the 1933 Act and the 1933 Act Rules and Regulations and present fairly the information shown therein and are based on or derived from sources that the Company reasonably and in good faith believes are reliable and accurate, and such data agree with the sources from which they are derived. All non-GAAP financial information included (or incorporated by reference) in the Registration Statement, Disclosure Package or Prospectus complies with the requirements of Regulation G and Item 10 of Regulation S-K under the 1933 Act.

(xxiv) Except as disclosed in each of the Disclosure Package and the Prospectus, no holder of any security of the Company has any right to require registration of shares of Common Stock or any other security of the Company because of the filing of the Registration Statement or the consummation of the transactions contemplated hereby and, except as disclosed in each of the Disclosure Package and the Prospectus, no person has the right to require registration under the 1933 Act of any shares of Common Stock or other securities of the Company. No person has the right, contractual or otherwise, to cause the Company to permit such person to underwrite the sale of any of the Securities. Except for this Agreement, there are no contracts, agreements or understandings between the Company or any of its Subsidiaries and any person that would give rise to a valid claim against the Company, its Subsidiaries or any Placement Agent for a brokerage commission, finder’s fee or like payment in connection with the issuance, purchase and sale of the Securities.

(xxv) The Company has not distributed and, prior to the later to occur of (A) the Closing Date and (B) completion of the distribution of the Securities, will not distribute any offering material in connection with the offering and sale of the Securities other than the Registration Statement, the Preliminary Prospectus, any Issuer Free Writing Prospectus identified in Schedule I hereto, the Disclosure Package and the Prospectus.

(xxvi) The Company has not taken and will not take, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Company’s Common Stock, and the Company is not aware of any such action taken or to be taken by affiliates of the Company.

(xxvii) There is not currently and has not in the past been a failure on the part of the Company or any of its respective directors or officers, in their capacities as such, to comply with any applicable provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the rules and regulations promulgated in connection therewith, including Sections 302, 402 and 906, and the statements contained in any certification pursuant to such Act and related rules and regulations are complete and correct.

(xxviii) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting as are currently required (as such terms are defined in Rule 13a-15 and 15d-15 under the 1934 Act); the Company’s disclosure controls and procedures (i) are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is accumulated and communicated to management, including the principal executive and principal financial officer of the Company, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure, and that such information is recorded, processed, summarized and reported, within the time periods specified in the 1934 Act Rules and Regulations; (ii) have been evaluated for effectiveness; and (iii) are effective in all material respects to perform the functions for which they were established.

(xxix) Except as discussed with the Company’s auditors and audit committee and as disclosed in each of the Disclosure Package and the Prospectus, (i) there are no significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial data and (ii) there is, and there has been, no fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal control over financial reporting.

(xxx) Since the date of the end of the last fiscal year for which audited financial statements are included or incorporated by reference in each of the Disclosure Package and the Prospectus, there have been no significant changes in internal control over financial reporting or in other factors that could significantly affect internal control over financial reporting, including any corrective actions with regard to significant deficiencies and material weaknesses.

(xxxi) The Company has received no written comments from the SEC staff regarding its periodic or current reports under the 1934 Act that remain unresolved and have not been disclosed in the Registration Statement, Disclosure Package and Prospectus.

(xxxii) No relationship, direct or indirect, exists between or among the Company and any director, officer or stockholder of the Company, or any member of his or her immediate family, or any customers or suppliers that is required to be described in the Registration Statement, the Disclosure Package or the Prospectus and that is not so described and described as required in material compliance with such requirement. There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company to or for the benefit of any of the officers or directors of the Company or any member of their respective immediate families, except as disclosed in the Registration Statement, the Disclosure Package and the Prospectus. The Company has not, in violation of the Sarbanes-Oxley Act, directly or indirectly, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer of the Company.

(xxxiii) To the best knowledge of the Company, no change in any laws or regulations is pending that could reasonably be expected to be adopted and if adopted, could reasonably be expected to have, individually or in the aggregate with all such changes, a Material Adverse Effect, except as set forth in or contemplated in each of the Disclosure Package and the Prospectus.

(xxxiv) The minute books of each of the Company and its Subsidiaries have been made available to the Placement Agent and contain a complete summary of all meetings and other actions of the directors and shareholders of each such entity in all material respects, and reflect all transactions referred to in such minutes accurately in all material respects.

(xxxv) Neither the Company nor any of its Subsidiaries, nor any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee or to foreign or domestic political parties or campaigns from corporate funds; violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(xxxvi) The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending, or to the knowledge of the Company, threatened.

(xxxvii) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity that, to the Company’s knowledge, will use such proceeds, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(xxxviii) No customer of or supplier to the Company or any of its Subsidiaries has ceased purchases or shipments of merchandise to the Company or indicated, to the

Company’s knowledge, an interest in decreasing or ceasing its purchases from the Company or otherwise modifying its relationship with the Company, other than in the normal and ordinary course of business consistent with past practices in a manner which would not, singly or in the aggregate, result in a Material Adverse Effect.